UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☒

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☐     Preliminary Proxy Statement.
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☐     Definitive Proxy Statement.
☒     Definitive Additional Materials.
☐      Soliciting Material Pursuant to Rule 14a-12.

ONEOK PARTNERS, L.P.
(Name of Registrant as Specified In Its Partnership Agreement)

ONEOK PARTNERS GP, L.L.C.
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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IMPORTANT

YOUR VOTE IS NEEDED

April 17, 2007
Dear Common Unitholder:

As you may know, the Special Meeting of Common Unitholders of ONEOK Partners, L.P. (the “Partnership”) was adjourned on the Amendment Proposal (Proposal 2) until 10:00 a.m., central time, on May 10, 2007. Your vote is critical regardless of the number of units you hold as it directly affects your future distributions.

If the Amendment Proposal is not adopted by Common Unitholders on May 10, 2007, distributions to Common Unitholders may be reduced. Increased distributions to the holder of Class B Units equal to 110% of the distributions due to Common Unitholders became effective as of April 7, 2007. These increased distributions may reduce distributions to holders of Common Units. IF THE COMMON UNITHOLDERS APPROVE THE AMENDMENT PROPOSAL ON MAY 10TH, THE ENHANCED DISTRIBUTION RIGHT FOR THE CLASS B UNITHOLDER WILL BE ELIMINATED AFTER THAT DATE.

The Amendment Proposal requires the affirmative vote of at least two-thirds of the outstanding Common Units, excluding the Common Units and Class B Units held by ONEOK, Inc. and its affiliates. If a Common Unitholder does not vote or abstains, it has the same effect as voting against the Amendment Proposal. Your vote is critically important due to the high threshold required for approval.

THE BOARD OF DIRECTORS OF THE GENERAL PARTNER RECOMMENDS
THAT YOU VOTE FOR THE AMENDMENT PROPOSAL.

Please see the reverse side of this letter for frequently asked questions regarding the Amendment Proposal. Your vote has never been so important. You are urged to vote your units today, without delay.

If you have any questions or need assistance voting your Common Units, please call D.F. King & Co., Inc., who is assisting ONEOK Partners, toll-free at 1-800-549-6746.

Sincerely,

/s/ John W. Gibson

John W. Gibson
President and Chief Executive Officer
ONEOK Partners GP, L.L.C.

Common Questions and Answers

Why should I vote at all?

The vote of all holders of Common Units is critical in this solicitation. The affirmative vote of two-thirds of all outstanding Common Units (excluding the Common Units and Class B units held by ONEOK, Inc. and its affiliates) is required for approval of the Amendment Proposal (Proposal 2).

Is there an economic reason for me to vote my Common Units and support the Amendment Proposal?

Yes, we believe you have an economic reason to vote your Common Units and support the Amendment Proposal. The distributions payable on your Common Units may decrease if the Amendment Proposal is not approved. If Common Unitholders approve the Amendment Proposal on May 10, 2007, your distributions will then continue on equal footing with the Class B units. If Common Unitholders do not approve on May 10, 2007, distributions on your Common Units may decrease.

What are the terms of the Amendment Proposal?

This is a proposal to amend the existing Partnership Agreement to (a) permit the General Partner and its affiliates to vote the limited partnership interests held by them in connection with any future proposal to remove the General Partner and (b) if the General Partner is removed, to provide for the payment of fair market value to the General Partner for its general partner interest.

Why should the general partner be allowed to vote in the event of a unitholder vote to remove the general partner?

Stated simply, the general partner wishes to retain the normal right to vote its equity - a very reasonable request in view of ONEOK, Inc.’s substantial equity interest in the Partnership, and one that is consistent with other newer master limited partnership (MLP) governing documents.

How have the Partnership units performed over the past year since the business transactions with ONEOK, Inc.?

Performance has been outstanding. The market price of the Common Units has increased over 50% since the business transactions with ONEOK, Inc. in March, 2006. The quarterly distributions payable to Common Unitholders has increased 23% over this time period.

YOUR VOTE IS IMPORTANT

PLEASE VOTE FOR THE AMENDMENT PROPOSAL

VOTE “FOR” TO MAINTAIN YOUR DISTRIBUTIONS
You have two additional voting options

            ✓ Vote by Internet                           ✓  Vote by Telephone

Follow the easy instructions.
The Board of Directors of the General Partner recommends a vote FOR the Amendment Proposal.

VOTE 24 HOURS A DAY, 7 DAYS A WEEK

Your vote is critical. Please vote your Common Units.